Exhibit 99.1

CONTACTS:

Jeffrey Farrow, CFO	Kristie Kuhl, Media Relations
(650) 745-7816	(203) 556-7417
Jeff.farrow@hyperiontx.com	kkuhl@makovsky.com

Hyperion Therapeutics Announces First Quarter 2013 Operating Results

First Net Sales of RAVICTI Post-approval Reported at $0.8 Million

Strong Cash Position of $102.7 million

South San Francisco, CA – May 9, 2013 – Hyperion Therapeutics, Inc. (NasdaqGM: HPTX) today reported the first commercial net sales of RAVICTI™ (glycerol phenylbutyrate) Oral Liquid as part of its financial operating results for the first quarter ended March 31, 2013.

Recent highlights:

•	RAVICTI received approval from the U.S. Food and Drug Administration (FDA) for treatment of Urea Cycle Disorders

•	Completed a follow-on public offering with net proceeds of $63.7 million

•	Received a key patent from the U.S. Patent Trademark Office for fasting ammonia that extends through 2032

•	Exercised the option to purchase both BUPHENYL® and AMMONUL®

•	Received Orphan Drug Exclusivity for RAVICTI from the FDA

“The February approval of our first product, RAVICTI, was a significant milestone for Hyperion Therapeutics and we are proud to bring this important new drug to the UCD community,” said Donald J. Santel, president and chief executive officer of Hyperion Therapeutics, Inc. “We believe our launch one month earlier than anticipated reflects our commercial preparedness and our commitment to provide RAVICTI to patients. We were also able to effectively establish our specialty distribution model which provides important services not previously offered to the UCD community, including our patient assistance program. We’ve made good progress in providing Ravicti to patients thanks to effective communication with payers, and we are clearly off to an encouraging start. In April we exercised our option to acquire BUPHENYL and AMMONUL which provides us with added opportunities to diversify our portfolio and further serve the UCD community. Additionally, receiving patent approval and orphan exclusivity further enhances the value of Hyperion’s UCD franchise.”

First Quarter 2013 Financial Results

Hyperion reported a net loss of $9.0 million for the first quarter of 2013, or a net loss per share of $0.52, compared with a net loss of $11.9 million, or a net loss per share of $25.33 for the same period of 2012.

Revenue

RAVICTI net sales were $0.8 million for the first quarter of 2013, representing orders received by patients post-approval. The FDA granted approval of RAVICTI on February 1, 2013.

Operating Expenses

Cost of goods sold was $68,000 for the first quarter of 2013. Cost of goods sold related to the sales of RAVICTI is not representative of Hyperion’s future expectations of this expense as manufacturing related expenses associated with RAVICTI sales during the first quarter of 2013 were recorded to research and development expenses in periods prior to approval.

Research and development expenses for the first quarter of 2013 were $1.8 million compared with $8.9 million for the same period in 2012. The decrease was primarily due to $5.7 million in expenses incurred in connection with the purchase of RAVICTI in 2012 as well as a decrease in clinical development costs primarily due to the completion of our HE Phase II trial in 2012. Total research and development stock-based compensation expense for the first quarter of 2013 was $0.1 million compared with $37,000 for the same period in 2012.

Selling, general and administrative expenses for the first quarter 2013 were $7.9 million compared to $2.3 million for the same period of 2012. The increase in the first quarter compared to the same period last year was primarily due to an increase in employee-related costs as a result of new hires in the commercial organization, increases in consulting expenses and other commercial and administrative related infrastructure expenses pertaining to the commercialization of RAVICTI. Total selling, general and administrative stock-based compensation expense for the first quarter of 2013 was $0.4 million compared with $41,000 for the same period in 2012.

As of March 31, 2013, Hyperion had cash and cash equivalents of $102.7 million, an increase of $52.8 million from December 31, 2012. The increase is primarily due to net proceeds of $63.7 million received from the Company’s follow-on public offering, partially offset by cash used in operations of $10.8 million.

Conference Call and Webcast

Hyperion’s management will discuss the Company’s financial results for the quarter ended March 31, 2013, as well as provide a general business update, during a conference call beginning at 4:30 p.m. EDT/1:30 p.m. PDT today, Thursday, March 9, 2013.

To access the live teleconference, please dial (877) 847-7188 (U.S.) or (408) 427-3787 (International) and reference the conference ID# 46599927. To access the webcast, please go to the Events & Presentation page on the Investors section of the Company’s web site at www.hyperiontx.com.

A telephone replay will be available approximately two hours after the call for one week by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering conference ID# 46599927. A replay of the webcast will be available on the Events & Presentation page on the Company’s web site for 30 days.

About Hyperion Therapeutics

Hyperion Therapeutics, Inc. is a commercial stage biopharmaceutical company committed to developing and delivering life-changing treatments for orphan diseases and hepatology. For more information, please visit www.hyperiontx.com

Ravicti Safety Information

RAVICTI is indicated for use as a nitrogen-binding agent for chronic management of adult and pediatric patients ≥2 years of age with UCDs who cannot be managed by dietary protein restriction and/or amino acid supplementation alone. RAVICTI must be used with dietary protein restriction and, in some cases, dietary supplements (eg, essential amino acids, arginine, citrulline, protein-free calorie supplements). RAVICTI is not indicated for the treatment of acute hyperammonemia in patients with UCDs because more rapidly acting interventions are essential to reduce plasma ammonia levels. The safety and efficacy of RAVICTI for the treatment of N-acetylglutamate synthase (NAGS) deficiency has not been established. The use of RAVICTI in patients <2 months of age is contraindicated.

For additional Important Safety Information, including Warnings and Precautions, Adverse Events, Drug Interactions, and Special Populations, please see full Prescribing Information (http://www.ravicti.com/files/RAVICTI_Prescribing_Information.pdf ) and Medication Guide (http://www.ravicti.com/files/RAVICTI_Medication_Guide.pdf) for RAVICTI.

Hyperion Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended March 31, (Unaudited)
	2013	2012
Product Revenue, net	$783	—
Costs and Expenses:
Cost of sales	68	—
Research and development	1,849	8,902
Selling, general and administrative	7,934	2,323

Total costs and expenses	9,851	11,225

Loss from operations	(9,068)	(11,225)
Interest income	1	4
Interest expense	(408)	(1,040)
Other income (expense), net	500	375

Net loss attributable to common stockholders	$(8,975)	$(11,886)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.52)	$(25.33)

Weighted average number of shares used to compute net loss per share of common stock:
Basic and diluted	17,366,848	469,319

Hyperion Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands)

	March 31, 2013 (unaudited)	December 31, 2012 (1)
Assets
Current assets
Cash and cash equivalents	$102,666	$49,853
Accounts Receivable	819	—
Inventories	473	—
Prepaid expenses and other current assets	1,080	1,155

Total current assets	105,038	51,008
Property and equipment, net	345	49
Other non-current assets	140	147

Total assets	$105,523	$51,204

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,343	$2,177
Accrued liabilities	2,897	2,540
Notes payable, current portion	5,039	4,348

Total current liabilities	9,279	9,065
Notes payable, net of current portion	6,513	7,750

Total liabilities	15,792	16,815

Stockholders’ equity
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	237,701	173,384
Deficit accumulated during the development stage	(147,972)	(138,997)

Total stockholders’ equity	89,731	34,389

Total liabilities and stockholders’ equity	$105,523	$51,204

(1)	Derived from the audited financial statements, included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2012.

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